Key Highlights

Launched the second generation R1 vehicles

Announced technology joint venture with Volkswagen Group with a total deal size of up to $5 billion[1]

41% improvement in cash used in operating activities as compared to the first quarter of 2024

Reaffirming all aspects of guidance for the year

20% expected material cost reduction from a first generation to a second generation R1[2]

Over 800 million packages delivered via EDVs

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	2

During the second quarter of 2024, we made significant progress driving greater cost efficiency, enhancing our products, further strengthening our balance sheet, validating the differentiated nature of our technology stack, and establishing new business opportunities. We believe the introduction of the second generation R1 and expected partnership with Volkswagen Group[1]
will fundamentally improve Rivian’s long-term profit trajectory and growth profile. The technical workstream to prepare the integration of Rivian electrical architecture and software technology stack into Volkswagen Group products is moving along very well and, subject to the execution of definitive agreements and the receipt of regulatory approvals, we expect to close the joint venture in the fourth quarter of this year.

Execution during the quarter was strong with the success of the retooling upgrade in Normal and the launch of our second generation R1 which is more capable and offers new technologies, while also significantly reducing material costs and improving manufacturing efficiency. We also announced our expected technology partnership with Volkswagen Group, which we believe creates a robust capital roadmap, meaningful cost efficiencies, and demonstrates that our vertically integrated software and electronics technology has the potential to serve as the basis for new, high return business opportunities.

Rivian produced 9,612 vehicles and delivered 13,790 vehicles during the second quarter of 2024. As expected, production was impacted by plant downtime associated with the retooling upgrade. As a result, deliveries exceeded production as we significantly reduced inventory of our first generation R1 trucks and SUVs. In addition, despite the vast majority of R1 deliveries in the quarter being first generation R1 vehicles, we continued to see the impacts of our cost initiatives and experienced an improvement in gross profit per vehicle delivered in the second quarter as compared to the first quarter of 2024. The plant is now in the process of ramping production of the second generation R1.

[1] Subject to the formation of the joint venture, Rivian and Volkswagen Group executing definitive agreements, the achievement of certain milestones, and the receipt of regulatory approvals.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	3

We believe the introduction of the second generation R1 will enhance execution against our key value drivers.

Focus on demand generation and enhancing the customer experience: A customer survey reveals that the top three reasons for buying a Rivian include exterior design and styling, driving performance, and innovative technology. The second generation of R1 builds upon these strengths with a positive reception from our customers. The vast majority of the second half of 2024 consumer deliveries are expected to be second generation R1 vehicles.

Optimize operational efficiency: The second generation R1 vehicles include numerous changes that result in a more efficient manufacturing process. The second generation R1 body has been reengineered to optimize cost by eliminating 65 parts and reducing nearly 1,500 joints. Use of high-pressure die castings simplifies the battery pack and significantly reduced the number of parts. Beyond the body improvements, cycle time improvements were made through the entire plant to support an overall expected increase in R1 vehicle production line rate of 30%.

Develop core technologies: Accompanying the second generation R1 is our new in-house
Ascent drive unit which offers extremely high performance at a much lower cost. In the
Quad-Motor configuration, the Ascent drive unit delivers 1,025 horsepower, 0-60 mph in less than 2.5 seconds, and achieves the quarter mile in less than 10.5 seconds. The Tri-Motor Ascent configuration outperforms the first generation Quad-Motor configuration in acceleration, torque and range and costs approximately 32% less to manufacture.

Drive towards profitability: The second generation R1 incorporates engineering design changes, commercial cost improvements, and raw material savings that improve profitability and confidence in our positive fourth quarter gross profit target. Beyond 2024, we are planning for further profit improvement driven by reducing material costs, leveraging our fixed cost due to anticipated R2 volumes, and scaling our revenues per delivered unit through product mix and pricing, software and services, and other revenues.

We want to thank our employees, customers, suppliers, partners, communities, and shareholders for their continued support of our vision.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	4

Scalable Technology

From the beginning, we have taken the approach to vertically integrate certain key areas of the vehicle. Our focus for vertical integration has been to provide an enhanced customer experience as well as more holistically optimized and structurally advantaged vehicle costs.

Our in-house technology includes:

Propulsion: We develop and build our drive units, battery management system, and high nickel battery packs. These technologies allow us to offer high performance systems at a lower cost to Rivian.

Autonomy: Our in-house approach to autonomy reduces our costs and increases our development speed. For instance, we were able to quickly develop Lane Change on Command through tight integration of sensors, hardware, software, testing, and simulation. By having a holistic approach to developing autonomy, our learning transfers unencumbered to every layer of the stack, improving our velocity and user experience for the next set of features.

Electrical Hardware: We internally develop and design the electrical architecture within our vehicles. Our zonal architecture enables us to minimize the number of electrical control units (ECUs) in the vehicle – we have between five and ten times fewer ECUs when compared to a traditional vehicle. This also enables us to fully control our software stack which is paramount to delivering a vehicle with customer features that are constantly improving. The second generation R1 network architecture and topology of ECUs will have significant overlap with our future midsize platform (MSP) vehicles.

Software: Because we develop the vast majority of our software, we can continually improve features and capabilities with a primary focus on providing a superior customer experience.
The software architecture has been intentionally designed to be scalable and modular with multiple abstraction layers to facilitate application across varied hardware configurations.

All of these core technologies which underpin the second generation R1 vehicles have been designed to be scalable across vehicle platforms and set the foundation for the technology we plan to introduce in MSP vehicles expected to launch in the first half of 2026.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	5

Planned Technology Joint Venture
with Volkswagen Group

We recently announced plans to form an equally controlled and owned joint venture to create next generation electrical architecture and best-in-class software technology. Underpinned by the vision of the strategic partnership, Volkswagen Group made an initial investment of $1 billion into Rivian, with up to $4 billion in planned additional investment for a total expected deal size of $5 billion (subject to the formation of the joint venture, Rivian and Volkswagen Group executing definitive agreements, the achievement of certain milestones, and the receipt of regulatory approvals).

We believe this announcement reaffirms the strength of our vertically integrated technology platform and our collaboration is expected to substantially expand the market applications for our software and associated zonal electrical architecture. Rivian’s proven electronics and software platform is expected to serve as the foundation for future software development in the partnership.

From the very beginning, we have made an intentional effort to own the ECUs and software in the vehicle. The vertical integration of our hardware and software platforms equips us to seamlessly incorporate new features and enhancements that improve the customer experience. By using customer feedback and cloud data, our over-the-air technology can update and enable improvements across the entire vehicle architecture, including vehicle dynamics, battery management, thermal management, body controls, autonomy, and digital experience.

Our hardware architecture also has flexibility and is designed to flex across multiple vehicle configurations, from affordable mass market vehicles to premium vehicles. Preceding this was our transition from our first generation to our second generation architecture which was built to fully deliver on our vision of flexibility.

The lead program for this joint venture is expected to be our R2 platform with an expected start of production during the first half of 2026. While the zonal electrical architecture and core software technology developed in the joint venture will be common across vehicle programs,
R2 and other Rivian vehicles will continue to have Rivian's highly differentiated user experience and interface and will benefit from our vertically integrated propulsion, high voltage, and autonomous driving systems.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	6

Second Generation R1

Media Highlights

"The 2025 Rivian R1 is the Hardest-Working Truck in Show Business... Heavily updated under the skin, with a better interior and redone suspension, no vehicle currently on sale is set up with a wider breadth of engineering objectives."

– Road & Track

"It's the rugged, tech-forward off-roading EV disruptor that's a perfect fit for its particular brand of customer, and a very intriguing proposition for the rest of us."

– Top Gear

"Rivian has made some meaningful and appreciable updates to the already-cool R1 for 2025. It rides better, the UI is nicer, and it's been physiologically simplified... Rivian's accomplished something truly impressive in creating a look that's both minimalist and characterful— two concepts that are difficult to marry."

– The Drive

"It's the best electric SUV out there right now, both in terms of tech features and car features. It drives extremely well, has an excellent range, and looks cool too."

– Digitaltrends

"On the road in its most comfortable drive mode, the R1S feels like a full-on luxury vehicle."

– Newsweek

"The upgrades are also a win for customers, as the new R1S and R1T are better than ever... If you've ever wanted an R1T or R1S, there's never been a better time to buy. It's more comfortable, more efficient, more sophisticated and faster. They're great daily drivers, great off-roaders and great performers."

– Inside EVs

"Rivian has always had its own distinct personality as a car company, but the second generation of R1T and R1S takes that even further with more customizations to a Rivian-built UI."

– Inverse

"Both the R1S and R1T have a great balance of premium luxury experience and utilitarian capabilities... Rivian is getting better at making electric vehicles without compromising on its owner experience."

– Electrek

During the second quarter, we introduced and started deliveries of the second generation
R1 vehicles. Our new R1 vehicles have hundreds of design, engineering, and performance upgrades, including:

•Entirely new electrical network architecture
•Entirely new compute and autonomy platforms
•Two new in-house drive systems, Tri-Motor and Quad-Motor
•Re-engineered suspension system
•Two new premium interior options
•Several new design options, including new exterior paint, new wheel choices, and electronically tinted glass roof and more
•New exterior and interior lighting systems
•New ultra-wideband access capabilities
•New digital interfaces including our unique cel shading designs

These upgrades were made while also realizing significant cost improvements throughout the vehicle, which we believe positions the platform for long term profitability. The introduction of the second generation R1 platform combined with commercial cost improvements and commodity tail winds are expected to enable a 20% material cost reduction when comparing an R1 Dual-Motor with Large Pack produced in Q1 2024 versus the same vehicle produced in
Q4 2024. In addition, we expect to realize a 30% efficiency in the R1 production line rate by the end of 2024.

To achieve this, significant design optimizations were made throughout the R1 vehicles. For example, the front crossmember of our battery pack has been reduced from 17 parts with high-pressure die casting enabling a 47% piece cost reduction. By moving to a zonal electrical architecture, we moved from having 17 in-house ECUs to 7, allowing us to remove 1.6 miles of harness length and significant cost in the electrical system cost.

Many of the new technologies introduced into the R1 platform will serve as the foundation for our MSP expected to launch in the first half of 2026 and give us increased confidence in our timelines associated with that platform.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	8

In-House Motor Family

Along with our second generation R1 announcement, we also introduced two new in-house motor configurations; the Tri-Motor and Quad-Motor. These motor configurations, in addition to our Dual-Motor configurations released in 2023, mean all motors on all new Rivian vehicles are now designed, engineered, and manufactured fully in-house.

Dual-Motor: Our Dual-Motor delivers incredible all-wheel drive capability along with
665 horsepower and 0–60 mph in as quick as 3.4 seconds for the Performance variant.

Tri-Motor: Our all-new 850 horsepower Tri-Motor packs two motors in the rear and one in front for a blend of exceptional power and range. The Tri-Motor R1T delivers 0–60 mph in 2.9 seconds while offering an estimated range in conserve mode of ~400 miles.

Quad-Motor: For maximum performance, our new 1,025 horsepower Quad-Motor delivers
0–60 mph in less than 2.5 seconds in an R1T with a staggering 1,198 lb-ft of torque in Launch Mode, 60–80 mph acceleration in 1.5 seconds, with incredible torque control at each wheel for superior on-road performance and off-road capability.

In both Tri and Quad variants, while operating in conserve mode, an automatic rear disconnect ensures AWD performance is always available, but intuitively turns off when driving demand doesn't require it, helping customers maximize their range when they need it, and performance when they want it.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	9

All Rivian motors are oil-cooled, significantly improving thermal performance during high-torque, low-speed driving such as rock crawling while also improving range efficiency during low-torque, high-speed cruising.

The new in-house drive unit features a redesigned inverter with 75% higher volume density and 25% lower cost for the same performance. The integrated housing mounts have fewer parts, improved stiffness, and dual isolated bushings improve noise, vibration, and harshness. Direct oil cooling to stator and rotor allows improved thermal performance and continuous power output. The combination of these design optimizations has dramatically reduced cost and improved performance.

Total Cost of Drive Units

-24%
-32%
-47%

	Origin Quad	Ascent Quad	Ascent Tri	Enduro Dual Performance
0–60	3.0 s	2.5 s	2.9 s	3.4 s
Range	328 mi	350 mi	400+ mi	420 mi
¼ Mile	11.7 s	10.5 s	11.2 s	12.2 s
	No longer in production	In production

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	10

RIVIAN
CHARGING OUTPOST
GROVELAND CA
GATEWAY TO YOSEMITE NP

Go-to-Market Operations

Our go-to-market team is laser focused on enhancing the customer experience as well as investing in key initiatives that will continue to drive demand for our vehicles. We plan to continue to invest in spaces and service centers while concurrently increasing utilization of our existing physical footprint which includes 14 spaces and 60 service centers. During the second quarter of 2024 we welcomed over 267,000 visitors and hosted over 24,000 demo drives.
To augment our go-to-market strategy, we have added salespeople and retrofitted some service centers which are typically well-located for demo drives. We also continue to drive utilization of our mobile service fleet of vehicles which reduce the need for a physical service footprint.
The majority of work orders this year have been completed via our fleet of over 590 mobile service vans.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	11

2024 Outlook

During the second quarter we took significant steps towards our profitability targets through some of the changes we made to the R1 platform. We expect to start seeing the impact of these changes in the second half of the year and expect to reach a modest gross profit in the fourth quarter of this year.

We are reaffirming our 2024 annual guidance of 57,000 total units of production, $(2,700) million in adjusted EBITDA and $1,200 million in capital expenditures.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	12

Revenues
Total revenues for the second quarter of 2024 were $1,158 million, primarily driven by the delivery of 13,790 vehicles. Total revenues from the sale of regulatory credits were $17 million for the quarter.

Gross Profit
We generated negative gross profit of $(451) million for the second quarter of 2024 as compared to $(412) million for the second quarter of 2023.

Gross profit losses increased year-over-year primarily due to smaller reductions in losses on firm purchase commitments, a reduction in average selling prices, accelerated depreciation, and less efficient absorption of labor, overhead, and depreciation associated with lower volume as a result of direct downtime from the plant retooling upgrade partially offset by increased vehicle deliveries and reductions in materials costs.

Cost of revenues for the second quarter of 2024 included $59 million, or approximately $4,278 per vehicle delivered, of costs we do not anticipate being part of our long-term cost structure. This was made up of $33 million of cost of revenue efficiency initiatives primarily related to certain supplier liabilities incurred and $26 million of accelerated depreciation associated with the updates made to our Normal Factory during the plant retooling upgrade.

The second quarter of 2024 was impacted by a charge for lower of cost or net realizable value (LCNRV) write-downs on inventory and losses on firm purchase commitments. Our ending inventory balance includes LCNRV write-downs of $148 million while liabilities for losses on firm purchase commitments were $31 million, for a total of $179 million at the end of the second quarter of 2024 as compared to our ending inventory balance LCNRV write-downs of $379 million and liabilities for losses on firm purchase commitments of $179 million, for a total of $558 million at the end of the second quarter of 2023. The decrease is primarily due to a decrease in the cost to manufacture our products as a result of increased vehicle deliveries and lower material costs. We expect the amount of LCNRV write-downs and losses on firm purchase commitments to decrease over time, which we anticipate will have the effect of increasing net inventory balances, and decreasing cost of revenues per vehicle. Furthermore, we forecast reaching modest positive gross profit in the fourth quarter of 2024 and therefore expect that by the end of 2024, we will not have material LCNRV write-downs of inventory associated with goods manufactured at our Normal Factory or losses on firm purchase commitments.

The key drivers of our path to positive gross profit include reducing material costs, conversion costs, and depreciation expenses, as well as increasing our revenues per delivered unit.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	13

Operating Expenses and Operating Loss
Total operating expenses in the second quarter of 2024 grew to $924 million, as compared to $873 million in the same period last year.

In the second quarter of 2024, we recognized non-cash, stock-based compensation expense within operating expenses of $177 million as compared to $158 million in the second quarter of 2023 and depreciation and amortization expense within operating expenses of $71 million as compared to $63 million in the second quarter of 2023.

Research and development (“R&D”) expense in the second quarter of 2024 was $428 million, as compared to $444 million in the same period last year. The decrease was primarily due to a $33 million decrease in engineering, design, and development costs related to the R1 platform design and technology upgrades and an $18 million decrease in depreciation and amortization partially offset by a $25 million increase in stock-based compensation.

Selling, general, and administrative (“SG&A”) expense in the second quarter of 2024 was $496 million, as compared to $429 million in the same period last year. The increase was primarily due to a $33 million increase in payroll and related expenses resulting predominantly from an increase in service and sales headcount and $26 million increase in depreciation and amortization.

We experienced a loss from operations in the second quarter of 2024 totaling $(1,375) million, as compared to $(1,285) million in the same period last year.

Adjusted Operating Expenses (Non-GAAP)¹
Adjusted R&D¹ for the second quarter of 2024 was $312 million as compared to $336 million for the same period last year.

Adjusted SG&A¹ for the second quarter of 2024 was $364 million as compared to $316 million for the same period last year.

Total adjusted operating expenses¹ for the second quarter of 2024 was $676 million as compared to $652 million for the same period last year.

Fair Value Loss on Convertible Note, Net
Fair value loss on convertible note, net reflects the issuance and subsequent mark-to-market valuation of the unsecured convertible note issued to Volkswagen International America, Inc. in the second quarter of 2024.

Net Loss	Our net loss for the second quarter of 2024 was $(1,457) million as compared to $(1,195) million for the same period last year.
Adjusted EBITDA (Non-GAAP)¹	Adjusted EBITDA¹ for the second quarter of 2024 was $(860) million as compared to $(861) million for the same period last year.
Adjusted Net Loss (Non-GAAP)[1]	Adjusted net loss¹ for the second quarter of 2024 was $(1,115) million as compared to $(997) million for the same period last year.
Net Cash Used in Operating Activities
Net cash used in operating activities for the second quarter of 2024 was $(754) million as compared to $(1,361) million for the same period last year. The reduction in cash usage was primarily driven by reductions in raw materials purchased and increased inventory sold.

Capital Expenditures	Capital expenditures for the second quarter of 2024 were $283 million, as compared to $255 million for the same period last year.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	14

Liquidity and Free Cash Flow (non-GAAP)¹
We ended the second quarter of 2024 with $7,867 million in cash, cash equivalents, and short-term investments. Including the capacity under our asset-based revolving-credit facility, we ended the second quarter of 2024 with $9,179 million of total liquidity.

The second quarter of 2024’s ending cash, cash equivalents, and short-term investments balance of $7,867 million includes $1 billion of an unsecured convertible note issued to Volkswagen International America, Inc. in association with the announcement of our planned joint venture with Volkswagen Group. The remaining $4 billion of potential incremental investment from Volkswagen Group is subject to the completion of the definitive agreements, the achievement of certain milestones, and the receipt of regulatory approvals. The planned investments by Volkswagen Group in addition to our current cash, cash equivalents, and short-term investments are expected to provide the capital to fund our operations through the ramp of R2 in our Normal Factory, as well as the launch and ramp of the MSP in our Georgia facility – supporting our path to positive free cash flow and meaningful scale.

We define free cash flow as net cash used in operating activities less capital expenditures. The smaller year-over-year net cash used in operating activities discussed above resulted in negative free cash flow¹ of $(1,037) million for the second quarter of 2024 as compared to $(1,616) million for the same period last year.

Webcast	We will host an audio webcast to discuss our results and provide a business update at
2:00pm PT / 5:00pm ET on Tuesday, August 6th, 2024. The link to the webcast will be made available on our Investor Relations website at rivian.com/investors.

After the call, a replay will be available at rivian.com/investors for four weeks.
¹A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	15

Quarterly Financial Performance

(in millions, except production, delivery, gross margin, gross profit per unit delivered, and per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024
Production	13,992	16,304	17,541	13,980	9,612
Delivery	12,640	15,564	13,972	13,588	13,790

Revenues	$1,121	$1,337	$1,315	$1,204	$1,158
Gross profit	$(412)	$(477)	$(606)	$(527)	$(451)
Gross margin	(37)%	(36)%	(46)%	(44)%	(39)%
Gross profit per unit delivered	$(32,595)	$(30,648)	$(43,372)	$(38,784)	$(32,705)

Research and development	$444	$529	$526	$461	$428
Selling, general, and administrative	429	434	449	496	496
Total operating expenses	$873	$963	$975	$957	$924
Loss from operations	$(1,285)	$(1,440)	$(1,581)	$(1,484)	$(1,375)
Net loss attributable to common stockholders, basic and diluted	$(1,195)	$(1,367)	$(1,521)	$(1,446)	$(1,457)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.27)	$(1.44)	$(1.58)	$(1.48)	$(1.46)

Adjusted research and development (non-GAAP)¹	$336	$346	$388	$319	$312
Adjusted selling, general, and administrative (non-GAAP)¹	316	318	318	358	364
Total adjusted operating expenses (non-GAAP)¹	$652	$664	$706	$677	$676

Adjusted EBITDA (non-GAAP)[1,2]	$(861)	$(902)	$(1,006)	$(798)	$(860)
Cash, cash equivalents, short-term investments, and restricted cash[3]	$10,202	$9,133	$9,368	$7,858	$7,867

Net cash used in operating activities	$(1,361)	$(877)	$(1,107)	$(1,269)	$(754)
Capital expenditures	(255)	(190)	(298)	(254)	(283)
Free cash flow (non-GAAP)¹	$(1,616)	$(1,067)	$(1,405)	$(1,523)	$(1,037)

Depreciation and amortization expense
Cost of revenues	$160	$176	$195	$210	$203
Research and development	36	50	19	18	18
Selling, general, and administrative	27	30	56	52	53
Total depreciation and amortization expense	$223	$256	$270	$280	$274

Stock-based compensation expense
Cost of revenues	$23	$23	$21	$23	$17
Research and development	72	133	119	124	98
Selling, general, and administrative	86	86	75	86	79
Total stock-based compensation expense	$181	$242	$215	$233	$194

Inventory LCNRV write-downs
Inventory LCNRV write-downs[3]	$379	$292	$319	$328	$148
Liabilities for losses on firm purchase commitments[3]	179	160	126	45	31
Total inventory write-downs and liabilities for losses on firm purchase commitments[3]	$558	$452	$445	$373	$179
¹ A reconciliation of non-GAAP financial measures to the most comparable GAAP measure is provided later in this letter.
[2] The prior periods have been recast to conform to current period presentation.
[3] Amount as of date shown.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	16

Condensed Consolidated Balance Sheets

(in millions, except per share amounts)
(unaudited)

Assets	December 31, 2023	June 30, 2024
Current assets:
Cash and cash equivalents	$7,857	$5,763
Short-term investments	1,511	2,104
Accounts receivable, net	161	249
Inventory	2,620	2,583
Other current assets	164	258
Total current assets	12,313	10,957
Property, plant, and equipment, net	3,874	3,801
Operating lease assets, net	356	387
Other non-current assets	235	209
Total assets	$16,778	$15,354

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$981	$769
Accrued liabilities	1,145	895
Current portion of lease liabilities and other current liabilities	361	422
Total current liabilities	2,487	2,086
Long-term debt (includes $1,090 at fair value as of June 30, 2024)	4,431	5,526
Non-current lease liabilities	324	351
Other non-current liabilities	395	573
Total liabilities	7,637	8,536
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10 shares authorized and 0 shares issued and outstanding as of December 31, 2023 and June 30, 2024	—	—
Common stock, $0.001 par value; 3,508 and 3,508 shares authorized and 968 and 1,008 shares issued and outstanding as of December 31, 2023 and June 30, 2024, respectively	1	1
Additional paid-in capital	27,695	28,279
Accumulated deficit	(18,558)	(21,461)
Accumulated other comprehensive income (loss)	3	(1)
Total stockholders' equity	9,141	6,818

Total liabilities and stockholders' equity	$16,778	$15,354

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	17

Condensed Consolidated Statements of Operations

(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Revenues	$1,121	$1,158	$1,782	$2,362
Cost of revenues	1,533	1,609	2,729	3,340
Gross profit	(412)	(451)	(947)	(978)
Operating expenses
Research and development	444	428	940	889
Selling, general, and administrative	429	496	831	992
Total operating expenses	873	924	1,771	1,881
Loss from operations	(1,285)	(1,375)	(2,718)	(2,859)
Interest income	141	95	265	207
Interest expense	(54)	(75)	(92)	(150)
Fair value loss on convertible note, net	—	(90)	—	(90)
Other income (expense), net	3	(11)	2	(9)
Loss before income taxes	(1,195)	(1,456)	(2,543)	(2,901)
Provision for income taxes	—	(1)	(1)	(2)
Net loss	$(1,195)	$(1,457)	$(2,544)	$(2,903)
Net loss attributable to common stockholders, basic and diluted	$(1,195)	$(1,457)	$(2,544)	$(2,903)
Net loss per share attributable to Class A and Class B common stockholders, basic and diluted	$(1.27)	$(1.46)	$(2.72)	$(2.93)
Weighted-average common shares outstanding, basic and diluted	942	1,001	937	990

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	18

Consolidated Statements of Cash Flows

(in millions)
(unaudited)

	Six Months Ended June 30,
	2023	2024
Cash flows from operating activities:
Net loss	$(2,544)	$(2,903)
Depreciation and amortization	411	554
Stock-based compensation expense	364	427
Fair value loss on convertible note, net	—	90
Inventory LCNRV write-downs and losses on firm purchase commitments	220	53
Other non-cash activities	7	55
Changes in operating assets and liabilities:
Accounts receivable, net	(239)	(88)
Inventory	(1,190)	(125)
Other assets	(82)	(63)
Accounts payable and accrued liabilities	16	(257)
Other liabilities	155	234
Net cash used in operating activities	(2,882)	(2,023)

Cash flows from investing activities:
Purchases of short-term investments	(938)	(2,229)
Maturities of short-term investments	—	1,671
Capital expenditures	(538)	(537)
Net cash used in investing activities	(1,476)	(1,095)

Cash flows from financing activities:
Proceeds from issuance of capital stock including employee stock purchase plan	37	33
Proceeds from issuance of convertible notes	1,485	1,000
Other financing activities	(5)	(5)
Net cash provided by financing activities	1,517	1,028

Effect of exchange rate changes on cash and cash equivalents	2	(4)
Net change in cash	(2,839)	(2,094)
Cash, cash equivalents, and restricted cash—Beginning of period	12,099	7,857
Cash, cash equivalents, and restricted cash—End of period	$9,260	$5,763

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in liabilities	$338	$365
Capital stock issued to settle bonuses	$137	$179
Right-of-use assets obtained in exchange for operating lease liabilities	$27	$87

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	19

Depreciation and Amortization

(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Cost of revenues	$160	$203	$290	$413
Research and development	36	18	69	36
Selling, general, and administrative	27	53	52	105
Total depreciation and amortization expense	$223	$274	$411	$554

Stock-Based Compensation Expense

(in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Cost of revenues	$23	$17	$41	$40
Research and development	72	98	156	222
Selling, general, and administrative	86	79	167	165
Total stock-based compensation expense	$181	$194	$364	$427

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	20

Reconciliation of Non-GAAP
Financial Measures

(in millions, except per share amounts)
(unaudited)

Adjusted Research and Development Expenses	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Total research and development expenses	$444	$428	$940	$889
R&D depreciation and amortization expenses	(36)	(18)	(69)	(36)
R&D stock-based compensation expenses	(72)	(98)	(156)	(222)
Adjusted research and development (non-GAAP)	$336	$312	$715	$631

Adjusted Selling, General, and Administrative Expenses	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Total selling, general, and administrative expenses	$429	$496	$831	$992
SG&A depreciation and amortization expenses	(27)	(53)	(52)	(105)
SG&A stock-based compensation expenses	(86)	(79)	(167)	(165)
Adjusted selling, general, and administrative (non-GAAP)	$316	$364	$612	$722

Adjusted Operating Expenses	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Total operating expenses	$873	$924	$1,771	$1,881
R&D depreciation and amortization expenses	(36)	(18)	(69)	(36)
R&D stock-based compensation expenses	(72)	(98)	(156)	(222)
SG&A depreciation and amortization expenses	(27)	(53)	(52)	(105)
SG&A stock-based compensation expenses	(86)	(79)	(167)	(165)
Total adjusted operating expenses (non-GAAP)	$652	$676	$1,327	$1,353

Adjusted EBITDA[1]	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Net loss	$(1,195)	$(1,457)	$(2,544)	$(2,903)
Interest income, net	(87)	(20)	(173)	(57)
Provision for income taxes	—	1	1	2
Depreciation and amortization	223	274	411	554
Stock-based compensation expense	181	194	364	427
Other expense (income), net	(3)	11	(2)	9
Fair value loss on convertible note, net	—	90	—	90
Cost of revenue efficiency initiatives	20	33	20	160
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	—	14	—	30
Adjusted EBITDA (non-GAAP)	$(861)	$(860)	$(1,881)	$(1,658)

[1] The prior periods have been recast to conform to current period presentation.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	21

Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

Adjusted Net Loss[1]	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Net loss attributable to common stockholders, basic and diluted	$(1,195)	$(1,457)	$(2,544)	$(2,903)
Stock-based compensation expense	181	194	364	427
Other expense (income), net	(3)	11	(2)	9
Fair value loss on convertible note, net	—	90	—	90
Cost of revenue efficiency initiatives	20	33	20	160
Restructuring expenses	—	—	42	30
Asset impairments and write-offs	—	14	—	30
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(997)	$(1,115)	$(2,120)	$(2,157)

[1] The prior periods have been recast to conform to current period presentation.

Adjusted Net Loss Per Share[1]	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Net loss per share attributable to common stockholders, basic and diluted	$(1.27)	$(1.46)	$(2.72)	$(2.93)
Stock-based compensation expense per share	0.19	0.19	0.39	0.43
Other income, net per share	—	0.01	—	0.01
Fair value loss on convertible note, net per share	—	0.09	—	0.09
Cost of revenue efficiency initiatives per share	0.02	0.03	0.02	0.16
Restructuring expenses per share	—	—	0.04	0.03
Asset impairments and write-offs per share	—	0.01	—	0.03
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.06)	$(1.13) *	$(2.27) *	$(2.18)
Weighted-average common shares outstanding, basic and diluted (GAAP)	942	1,001	937	990

*Does not calculate due to rounding
[1] The prior periods have been recast to conform to current period presentation.

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024

Net cash used in operating activities	$(1,361)	$(754)	$(2,882)	$(2,023)
Capital expenditures	(255)	(283)	(538)	(537)
Free cash flow (non-GAAP)	$(1,616)	$(1,037)	$(3,420)	$(2,560)

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	22

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2023	September 30, 2023	December 31, 2023	March 31, 2024	June 30, 2024

Adjusted Research and Development Expenses
Total research and development expenses	$444	$529	$526	$461	$428
R&D depreciation and amortization expenses	(36)	(50)	(19)	(18)	(18)
R&D stock-based compensation expenses	(72)	(133)	(119)	(124)	(98)
Adjusted research and development (non-GAAP)	$336	$346	$388	$319	$312

Adjusted Selling, General, and Administrative Expenses
Total selling, general, and administrative expenses	$429	$434	$449	$496	$496
SG&A depreciation and amortization expenses	(27)	(30)	(56)	(52)	(53)
SG&A stock-based compensation expenses	(86)	(86)	(75)	(86)	(79)
Adjusted selling, general, and administrative (non-GAAP)	$316	$318	$318	$358	$364

Adjusted Operating Expenses
Total operating expenses	$873	$963	$975	$957	$924
R&D depreciation and amortization expenses	(36)	(50)	(19)	(18)	(18)
R&D stock-based compensation expenses	(72)	(133)	(119)	(124)	(98)
SG&A depreciation and amortization expenses	(27)	(30)	(56)	(52)	(53)
SG&A stock-based compensation expenses	(86)	(86)	(75)	(86)	(79)
Total adjusted operating expenses (non-GAAP)	$652	$664	$706	$677	$676

Adjusted EBITDA [1]
Net loss	$(1,195)	$(1,367)	$(1,521)	$(1,446)	$(1,457)
Interest income, net	(87)	(71)	(58)	(37)	(20)
Provision for income taxes	—	—	—	1	1
Depreciation and amortization	223	256	270	280	274
Stock-based compensation expense	181	242	215	233	194
Other (income) expense, net	(3)	(2)	(2)	(2)	11
Fair value loss on convertible note, net	—	—	—	—	90
Cost of revenue efficiency initiatives	20	15	60	127	33
Restructuring expenses	—	—	—	30	—
Asset impairments and write-offs	—	25	30	16	14
Adjusted EBITDA (non-GAAP)	$(861)	$(902)	$(1,006)	$(798)	$(860)

[1] The prior periods have been recast to conform to current period presentation.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	23

Quarterly Financial Performance
Reconciliation of Non-GAAP
Financial Measures Continued

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2023	September 30, 2023	December 31, 2023		March 31, 2024		June 30, 2024

Adjusted Net Loss[1]
Net loss attributable to common stockholders, basic and diluted	$(1,195)	$(1,367)	$(1,521)		$(1,446)		$(1,457)
Stock-based compensation expense	181	242	215		233		194
Other (income) expense, net	(3)	(2)	(2)		(2)		11
Fair value loss on convertible note, net	—	—	—		—		90
Cost of revenue efficiency initiatives	20	15	60		127		33
Restructuring expenses	—	—	—		30		—
Asset impairments and write-offs	—	25	30		16		14
Adjusted net loss attributable to common stockholders, basic and diluted (non-GAAP)	$(997)	$(1,087)	$(1,218)		$(1,042)		$(1,115)

[1] The prior periods have been recast to conform to current period presentation.

Adjusted Net Loss Per Share[1]
Net loss per share attributable to common stockholders, basic and diluted	$(1.27)	$(1.44)	$(1.58)		$(1.48)		$(1.46)
Stock-based compensation expense per share	0.19	0.25	0.22		0.24		0.19
Other income, net per share	—	—	—		—		0.01
Fair value loss on convertible note, net per share	—	—	—		—		0.09
Cost of revenue efficiency initiatives per share	0.02	0.02	0.06		0.13		0.03
Restructuring expenses per share	—	—	—		0.03		—
Asset impairments and write-offs per share	—	0.03	0.03		0.02		0.01
Adjusted net loss per share attributable to common stockholders, basic and diluted (non-GAAP)	$(1.06)	$(1.14)	$(1.27)	*	$(1.06)	*	$(1.13)	*
Weighted-average common shares outstanding, basic and diluted (GAAP)	942	952	963		978		1,001

*Does not calculate due to rounding.
[1] The prior periods have been recast to conform to current period presentation.

Free Cash Flow
Net cash used in operating activities	$(1,361)	$(877)	$(1,107)		$(1,269)		$(754)
Capital expenditures	(255)	(190)	(298)		(254)		(283)
Free cash flow (non-GAAP)	$(1,616)	$(1,067)	$(1,405)		$(1,523)		$(1,037)

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	24

Forward-Looking Statements	This shareholder letter and statements that are made on our earnings call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this shareholder letter and made on our earnings call that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding our future operations, initiatives and business strategy, our cost reduction strategy and expectations regarding cost savings, our future financial results, vehicle profitability and future gross profits, our anticipated LCNRV charges, the planned use of our cash and cash equivalents, our future capital expenditures, the underlying trends in our business, our market opportunity, and our potential for growth, our production ramp and manufacturing capacity expansion and anticipated production levels, our expected future production and deliveries, our anticipated production and timing of launching the R2 platform in Normal, timing of construction at our Georgia site, scaling our service infrastructure, our expected future products and technology and product enhancements (including R2, R3, and R3X, as well as our next generation RAN charger), potential expansion of commercial van sales, including pilot programs for our commercial vans, revenue opportunities, and receipt of regulatory approvals, the parties entering into definitive agreements, the formation of the JV, the expected benefits from the partnership, the future investments in Rivian shares, and the investments related to the JV. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties, and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to: our history of losses as a growth-stage company and our limited operating history; we may underestimate or not effectively manage our capital expenditures and costs; we will require additional financing and capital to support our business; our ability to maintain strong demand for our vehicles and attract and retain a large number of customers; risks relating to the highly competitive automotive market, including competitors that may take steps to compete more effectively against us, including with respect to pricing and features, and impact of competition and macroeconomic conditions on product demand; consumers’ willingness to adopt electric vehicles; we may experience significant delays in the manufacture and delivery of our vehicles; we have experienced and could continue to experience cost increases or disruptions in supply of raw materials or other components used in our vehicles; our dependence on suppliers and volatility in pricing of components and raw materials; our ability to accurately estimate the supply and demand for our vehicles and predict our manufacturing requirements; our ability to maintain our relationship with one customer that has generated a significant portion of our revenues; we are highly dependent on the services and reputation of our Founder and Chief Executive Officer; our inability to manage our future growth effectively; our long-term results depend on our ability to successfully introduce and market new products and services; we may not succeed in establishing, maintaining, and strengthening our brand; our focus on delivering a high-quality and engaging Rivian experience may not maximize short-term financial results; risks relating to our distribution model; we rely on complex machinery, and production involves a significant degree of risk and uncertainty; our vehicles rely on highly technical software and hardware that could contain errors or defects; we may not successfully develop the complex software and technology systems needed to produce our vehicles; inadequate access to charging stations and not being able to realize the benefits of our charging networks; risks related to our use of lithium-ion battery cells; we have limited experience servicing and repairing our vehicles; the automotive industry and its technology are rapidly evolving and may be subject to unforeseen changes, and upgrades and adaptations to our vehicles may increase our costs and capital expenditures and also require planned, temporary manufacturing shutdowns from time to time; risks associated with advanced driver assistance systems technology; the reduction or elimination of government and economic incentives for electric vehicles; we may not obtain government grants and other incentives for which we may apply; vehicle retail sales depend heavily on affordable interest rates and availability of credit; insufficient warranty reserves to cover warranty claims; future field actions, including product recalls, could harm our business; risks related to product liability claims; risks associated with international operations; our ability to attract and retain key employees and qualified personnel; our ability to maintain our culture; our business may be adversely affected by labor and union activities; risks associated with the ongoing military conflict between Russia and the Ukraine and in the Middle East; risks related to health epidemics, pandemics, and other outbreaks; our financial results may vary significantly from period to period; we have incurred a significant amount of debt and may incur additional indebtedness; our vehicles may not operate properly; risks related to third-party vendors for certain product and service offerings; potential conflicts of interest involving our principal stockholders or their affiliates; risks associated with exchange rate and interest rate fluctuations; breaches in data security, failure of information security systems, cyber-attacks or other security or privacy-related incidents could harm

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	25

Forward-Looking Statements
our business; risk of intellectual property infringement claims; our use of open source software in our applications could subject our proprietary software to general release; our ability to prevent unauthorized use of our intellectual property; risks related to governmental regulation and legal proceedings; delays, limitations and risks related to permits and approvals required to operate or expand operations; our internal control over financial reporting; and the other factors described in our filings with the SEC. These factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this shareholder letter. Any such forward-looking statements represent management’s estimates as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, except as may be required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	26

Non-GAAP Financial Measures
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating and cash performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors, because it focuses on underlying operating results and trends, provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided above. Reconciliations of forward-looking non-GAAP financial measures are not provided because we are unable to provide such reconciliations without unreasonable effort due to the uncertainty regarding, and potential variability of, certain items, such as stock-based compensation expense and other costs and expenses that may be incurred in the future. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include adjusted research and development expenses, adjusted selling, general, and administrative expenses, total adjusted operating expenses, adjusted EBITDA, adjusted net loss, adjusted net loss per share, and free cash flow.

Adjusted research and development expenses is defined as total research and development expenses, less R&D depreciation and amortization expenses and R&D stock-based compensation expenses.

Adjusted selling, general, and administrative expenses is defined as total selling, general, and administrative expenses, less SG&A depreciation and amortization expenses and SG&A stock-based compensation expenses.

Adjusted operating expenses is defined as total operating expenses, less R&D depreciation and amortization expenses, R&D stock-based compensation expenses, SG&A depreciation and amortization expenses, and SG&A stock-based compensation expenses.

Adjusted EBITDA is defined as net loss before interest expense (income), net, provision for income taxes, depreciation and amortization, stock-based compensation, other expense (income), net, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net.

Adjusted net loss is defined as net loss before stock-based compensation expense, other (expense) income, and special items. Our management team ordinarily excludes special items from its review of the results of the ongoing operations. Special items is comprised of (i) cost of revenue efficiency initiatives which include costs incurred as we transition between major vehicle programs, cost incurred for negotiations with major suppliers regarding changing demand forecasts or design modifications, and other costs for enhancing capital and cost optimization of the Company (ii) restructuring expenses for significant actions taken by the Company, (iii) significant asset impairments and write-offs, and (iv) other items that we do not necessarily consider to be indicative of earnings from ongoing operating activities, including fair value gain or loss on convertible note, net.

Adjusted net loss per share is defined as adjusted net loss divided by the weighted-average common shares outstanding.

Free cash flow is defined as net cash used in operating activities less capital expenditures.

Q2 2024 Shareholder Letter	© 2024 Rivian. All rights reserved.	27